DEAR NOTARY,

Please add a public instrument to your Public Deeds Registry that includes the Contract for the Purchase of Shares (hereinafter, the “Contract”) agreed between :

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INCA TERMINALS & MINING INC., a company incorporated under the laws of the Republic of Panama, domiciled for these purposes in Edificio Sucre [Sucre Building], Calle 48 [Street 48], Este [East], Bella Vista, P.O. Box 6277, Panama 5, Republic of Panama, duly represented by its General Power of Attorney, Mr. Julio de Blas Caballero, identified with Spanish Passport No. X217176, according to Power of Attorney registered under Electronic Entry 11564200 of the Book of Powers of Attorney for Registered Companies or branches established abroad of the Registry of Legal Persons of the Registry Office of Lima, hereafter referred to as THE SELLER; and

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AGRIFOS PERÚ S.A.C., identified with R.U.C. (Registro Único de Contribuyentes [Tax Identification No.] 20547706774, domiciled for these purposes at Franz Schubert No. 172, Urbanization San Borja Sur, district of San Borja, province of Lima, Department of Lima, recorded under Electronic Entry 12823382 of the Legal Persons Registry of the Lima Registry Office, duly represented by its General Manager, Mr. Tomás Ernesto Guerrero Méndez, identified with D.N.I. (Documento Nacional de Identidad [National Identity Document]) No. 07185985, according to the Power of Attorney registered under the abovementioned Electronic Entry, hereinafter referred to as THE PURCHASER.

The following are also parties to this Agreement:

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TRABAJOS MARITIMOS S.A. , identified with R.U.C. No. 20101395031, domiciled for these purposes at Av. 177, Piso 3 [ 3rd floor ] , district of Callao, p rovince of Callao, Department of Lima, registered under Electronic Entry 70006784 of the Legal Persons Registry of the Lima Registry Office, duly represented by its General Manager, Mr. Alvaro Fernando Galindo Neumann, identified with D.N.I. No. 10276856, granted this authority in the Board of Directors ’ meeting on February 27 , 2015, which the Notary shall please insert , who shall henceforth be known as TRAMARSA ; and

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JUAN PAULO QUAY S.A.C. , identified with R.U.C. No. 20428121024, domiciled for these purposes at 117 Saenz Peña Ave., Piso 6 [ 6th floor ] , district of Callao, p rovince of Lima, Department of Lima, duly registered under Electronic Entry 11101661 of the Legal Persons Registry of the Lima Registry Office, duly represented by its General Manager, Mr. Alvaro Fernando Galindo Neumann, identified with D.N.I. No. 10276856, according to the authority registered under the aforementioned Electronic Entry, who shall henceforth be known as JPQ ..

This AGREEMENT is established pursuant to the following terms and conditions:

FIRST.-BACKGROUND

1.1

Through public deed dated June 1 , 1999 executed before a Notary of Lima, Dr. Jaime Alejandro Murguía Cavero, JPQ , was constituted and is registered under Electronic Entry 11101661 of the Registry of Legal Entities of the Lima Registry Office.

1.2

JPQ currently registered share capital amounts to S/ .. 12,039,650.00 (twelve million, thirty nine thousand, six hundred and fifty 0 0/100 Nuevos Soles), divided into 12,039,650 shares of a nominal value of S/ .. 1.00 (One and 00/100 Nuevo Sol) each, fully subscribed and paid up.

1.3

At JPQ ’s General Assembly on December 30 , 2014, THE SELLER and TRAMARSA , in their capacity as JPQ shareholders, agreed to:

a.

Split a JPQ equity block corresponding to the Puerto de Bayovar, thus constituting Puerto Bayovar S.A.C

b.

Set the date of the division´s entry into force s January 1, 2015.

c.

Reduce JPQ ’s share capital by S/ .. 2,715,820.00 (two million, seven hundred and fifteen thousand, eight hundred and twenty 00/100 Nuevos Soles)

d.

Partially modify JPQ ’s Articles of Association , on the grounds concerning its corporate purpose and share capital.

1.4

THE SELLER owns 1,629,492 shares in JPQ with voting rights with a nominal value of S/. 1.00 (one and 00/100 Nuevo Sol) each, fully subscribed and paid up, which represent 60% of JPQ’s share capital; these are noted in entry No. 26 of the JPQ Shares Record Book and are represented on Provisional Certificate of Shares No. 2 in accordance with the provisions of Article 84 of the General Law on Companies, Law No. 26887.

1.5

TRAMARSA owns 1,086,328 shares in JPQ with voting rights with a nominal value of S/. 1.00 (one and 00/100 Nuevo Sol) each, fully subscribed and paid up, which represent 40% of JPQ’s share capital; they are noted in entry No. 26 of the JPQ Shares Record Book and are represented on Provisional Certificate of Shares No. 1 in accordance with the provisions of Article 84 of the General Law on Companies, Law No. 26887.

1.6

On October 16, 2007, JPQ and Activos Mineros S.A.C., with the intervention of the Agency for the Promotion of Private Investment, PROINVERSION, signed a contract for transfer (Gypsum) (hereafter “The Contract for the Transfer of Gypsum”), through which Activos Mineros S.A.C. transferred to JPQ, for its exploitation, the mining right Bayovar No. 12 of 12,575.00 hectares with unique code 12000448Y01 which is registered under Electronic Entry 20002482 of the Registry of Mining Rights of the Registry Office of Trujillo (hereafter, the MINING RIGHT); the Contract for the Transfer of Gypsum is attached to this document as Annex A.

1.7

By virtue of the contract mentioned in the previous section, JPQ is the current and sole concession holder of the MINING RIGHT.

1.8

In public deed dated January 28, 2014 issued before Notary Public of Lima Dr. Juan Antonio del Pozo Valdez, the Stock Option Contract signed by THE SELLER, TRAMARSA and THE PURCHASER, with the intervention of JPQ is exhibited, through which THE SELLER and TRAMARSA provide THE PURCHASER a first option purchase for 70% of its shares in JPQ (hereafter, the Stock Option Contract”).

1.9

In a public deed dated January 28, 2014, issued before Notary Public of Lima Dr. Juan Antonio del Pozo Valdez, the Contract for Mining Exploration is exhibited which is signed by THE PURCHASER and JPQ; through which JPQ contracts THE PURCHASER in its capacity as mining subcontractor to carry out the necessary exploration works for the MINING RIGHT (hereafter “The Contract for Exploration”).

1.10

Parallel to this contract, TRAMARSA and THE PURCHASER, sign a Purchase Agreement through which the former transfers to the latter 70% of its shares in the share capital of JPQ.

SECOND.-PURPOSE OF THE CONTRACT

Through this agreement, THE SELLER transfers the ownership of 1,140,644 shares to THE PURCHASER (equivalent to 70% of the shares it has in JPQ), which represent 42% of the JPQ share capital, including in this transfer everything which corresponds in fact and by right without any limitation except as stated in the Fourth Clause of this contract; with all shares which may be issued at a future time as a result of those which are sold corresponding to THE PURCHASER, whether these are shares already issued or yet to be issued (hereafter “Shares”).

The parties agree that the sale does not include any right for THE PURCHASER with respect to shares issued by Puerto de Bayovar S.A.C. as a consequence of the excision process that has been carried out on JPQ , of which THE PURCHASER is aware.

As a consequence of the above and taking into account the provisions of subparagraph 1.10 of the previous clause, JPQ share capital shall be distributed as follows:

SHAREHOLDER	No. OF SHARES	%
Trabajos Marítimos S.A.	325,898	12
Inca Terminals & Mining Inc.	488,848	18
Agrifos Perú S.A.C.	1 , 901,074	70

TOTAL	2 , 715,820	100

THIRD. - PRICE

3.1

The sale price of the Shares determined through common agreement by the parties is the sum of US$2,400,000.00 (Two M illion F our H undred T housand and 00/100 United State s Dollars).

In order for THE PURCHASER to make the payment of the price of sale of the shares to THE SELLER , within the ten (10) working days after the signing of the public deed which gives rise to this note , THE SELLER must communicate through notarial letter to THE PURCHASER the option to be used for the payment of the price, taking into account the following alternatives:

3.1.1 That the payment is made with in the fifteen (15) working days following the signing of the public deed which gives rise to this note, retaining from it, that is, discounting , 30% for Income Tax; a sum which must be paid to the Peruvian Tax Authority.

3.1.2

The that payment is made within the three (3) working days following the obtaining of the Certificate of Recovery of Invested Capital to be issued by SUNAT ( Superintendencia Nacional de Aduanas y de Administración Tributaria [National Superintendency of Tax Administration]) , retaining from it, that is, discounting, the resulting Income Tax and paying it to the Peruvian Tax Authority. It should be stated that the obtaining of the Certificate of Recovery of Capital Invested may take up to three (3) months.

In the event in which THE SELLER chooses this option, the sale price of the shares , that is, the sum of US$2,400,000.00 (Two M illion F our H undred T housand and 00/100 United States Dollars), must be consigned through a cashier’s check issued in favor of THE SELLER , before the Notary Public of Lima, at THE SELLER ’s expense.

Independently of the option chosen, when the moment for payment arrives , it must be made via transfer in accordance with the following instructions, taking into account that in the case of alternative 3.1.2, THE SELLER must deliver to THE PURCHASER , prior to the transfer , the Cashier’s Check left in the custody of the N otary Public in accordance with the provisions of the previous paragraph:

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Account holder: Inca Terminals & Mining Inc.

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Address: Plaza Credicorp Bank, Piso 26 [26th Floor] Av. Nicanor de Obarrio, Calle 50 [Street 50]

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City and Country: Panama – Republic of Panama

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RUC/Tax Identification Code: 4339931469025

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Phone Number: (593-4) 2593230

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Beneficiary Bank: Produbank

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A.B.A. FED Code, Chips, Beneficiary Bank Swift Code: PRODPAPA

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Account No.: 2002541

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Intermediary Bank: Wachovia Bank, NA

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A.B.A FED Code, Chips, Intermediary Bank Swift Code: PNBPUS3NNYC

If THE SELLER does not communicate the option chosen within the time period established in the second paragraph of this section 3.1, it shall be understood that the payment is to be made in accordance with alternative 3.1.1.

The parties agree that, independently of the payment option THE SELLER chooses, from the time at which THE PURCHASER makes the remittance or delivers the cashier’s check to the Notary Public, the sale shall be completed and the general manager of JPQ shall therefore be required to register the sale in the Company’s Shares Record Book as agreed in section 5.1 and clause eleven.

3.2

Total or partial failure to pay the purchase price of the Shares within the time period indicated in the previous section will give rise to the right to terminate the contract.

3.3

The parties state that there is fair equivalence between the agreed price and the Shares, agreeing that, in the event of any difference that has not been noted in this act , THE SELLER and THE PURCHASER shall make it subject to reciprocal donation.

FOURTH.- UNANIMOUS AGREEMENT

Taking into account that the partial division of JPQ entered into force on January 1, 2015, the parties agree as follows: (i) the partial division of JPQ is not to stay registered under Electronic Entry 11101661 of the Legal Persons Registry of the Lima Registry Office; (ii) all of JPQ licenses, authorizations and permits corresponding to Puerto de Bayóvar, described in Annex B are not to be transferred to Puerto de Bayovar S.A.C.; and (iii) the pre-feasibility Study with respect to the MINING RIGHT referred to in the section 6.3.2, has not been delivered, the parties agree that the following decisions will require the approval of 100% of favorable votes by JPQ shareholders in the General Assembly, or, where relevant, that the quorum of the Board of Directors is achieved by the attendance of its five (5) members:

a.

The amendment of the Articles of Association or share capital.

b.

Any manner of corporate reorganization or dissolution and/or liquidation, including mergers, share or stock exchange or the submission to bankruptcy.

c.

The acquisition or sale of shares as a result of transactions whose value exceeds the sum of US$5,000.00 (Five Thousand and 00/100 United States Dollars) taken individually or in the case of several transactions which are part of one single transaction, considered jointly, except for acquisitions, contracting and transactions relating to phosphate exploration and development, for which this limitation shall not be applicable.

d.

Provision of securities in support of third parties´ liabilities, different from the securities granted in the ordinary course of business.

e.

Any significant transaction involving capital investments greater than US$5,000.00 (Five Thousand and 00/100 United States Dollars), except for investments relating to phosphate exploration and development, for which this restriction shall not apply.

f.

Approval of contracts, agreements or any type of transaction with affiliated and/ or subsidiary companies of any party, unless they are carried out in normal market conditions. Without prejudice to the above, this restriction shall not apply to contracts, agreements or any type of transaction with affiliated and/or subsidiary companies of any party, when they relate to phosphate exploration and development and/or the sale of gypsum.

g.

Proceedings or the resolution of litigation involving JPQ, the amount of which exceeds US$3,000.00 (Three Thousand and 00/100 United States Dollars).

h.

Acquisition or investment in any type of corporation, company or business, regardless of its industry, including but not limited to foreign companies which are domiciled outside the Republic of Peru.

i.

Removal and/or withdrawal of the powers of any of JPQ officers, employees and/or representatives.

j.

Profit sharing within JPQ.

All these restrictions will be noted in JPQ Shares Record Book. Without prejudice to their being incorporated in the Shareholders’ Agreement which the parties are required to sign in accordance with Clause Seventeen.

FIFTH- AGREEMENTS MADE BY THE PARTIES

As a consequence of the shares transfer operating in agreement with this contract, the parties have agreed as follows:

5.1

Once THE PURCHASER pays the Shares price, the Shares transfer shall be understood to be formalized and, consequently (i) THE SELLER shall notify of the Shares transfer, in accordance with the provisions of Clause Eleven, so the General Manager can register the transfer in the Shares Record Book; and (ii) a JPQ General Assembly shall be held in order to approve the following decisions: the resignation or removal of three (3) of the five (5) members of the Board of Directors; and the appointment, by THE PURCHASER , of three (3) new members of the Board of Directors; and (ii) the appointment of the Phosphates Manager and the granting of the representation powers which shall be subject to the terms agreed in the Shareholders ’ Agreement.

5.2

JPQ General Management shall be designated by THE SELLER and TRAMARSA until the requirements outlined in the first paragraph of Clause Four are fulfilled. Said General Management shall continue to be responsible for the administration and management of the gypsum operation. Additionally, a Phosphates Manager, elected by THE PURCHASER, shall be appointed and will be responsible for administ er ing and managing the entire exploration and development process for the phosphates project as well as the fulfillment of the investment commitment assumed by THE PURCHASER referred to in sub-paragraph 6.3. The Phosphates Manager will have the powers specified in the Shareholders ’ Agreement to develop the commissioned activities and neither the General Management nor THE SELLER nor TRAMARSA may interfere or question his decisions. The details about his functions and his relationship with the General Management shall be included in the Shareholders ’ Agreement.

5.3

Gypsum shall be reasonably exploited ensuring the MINING RIGHT and the gypsum reserve´s useful life, so as not to affect the validity of the Gypsum Transfer Agreement.

5.4

Each month , JPQ ’s General Management shall notify the Company´s Board of Directors of the progress of the operation and the compliance with the obligations arising from the Gypsum Transfer Agreement. In addition , the Phosphates Management shall inform the Board of Directors, in writing and on a quarterly basis, of the investments made for the purposes set out in point 6.3.

5.5

Through JPQ , the parties shall jointly be in charge of renegotiating the terms of the Gypsum Transfer Agreement before the competent authorities, in order to facilitate phosphate operations. In this regard, the General Assembly and/or JPQ ’s Board of Directors shall establish the most convenient mechanisms.

5.6

The Parties agree that neither JPQ’s Board of Directors nor its General Assembly shall make decisions which may directly affect the assets which, once the excision mentioned in sub-paragraph 1.3 of the First Clause in this Agreement is complete, shall give rise to Puerto de Bayovar S.A.C.

SIXTH.- PURCHASER´S COMMITMENTS

6.1

While the abovementioned Fourth Clause is in force, THE PURCHASER agrees not to cash out the dividends that may be generated in JPQ ..

6.2

In order to keep the MINING RIGHT in force and as long as THE PURCHASER has not fulfilled the obligation established in sub-paragraph 6.3.2. of this clause, THE PURCHASER undertakes to allow JPQ to maintain a minimum production of 80,000 metric tons of gypsum per year under the responsibility of THE SELLER and TRAMARSA ; in addition, JPQ ’s Management may negotiate the sale price to the best of their knowledge , and determine which company the gypsum will be delivered to, but no liability may be attributed to it for the decisions made in this regard in either the terms of the gypsum sale agreements and/or in any other operation related to it ..

6.3

THE PURCHASER , at its own expense and risk , undertakes to invest US$14 , 000,000.00 (Fourteen Million and 00/100 United States Dollars ) in the phosphates operations that will be developed under the MINING RIGHT (hereinafter “THE INVESTMENT”) ..

The parties state that THE INVESTMENT made under the MINING RIGHT mentioned in the preceding paragraph may be carried out in several ways : either through the direct contribution of funds to JPQ, for which purpose JPQ shall obtain the permits and licenses required to carry out the exploration activities, or through THE PURCHASER direct contracting the studies or services deemed necessary to comply with the commitment assumed, without a right to reimbursement from THE SELLER or from JPQ ..

In case THE INVESTMENT or a part thereof should be paid to JPQ, or in the case of items that must be paid directly by JPQ and reimbursed by THE PURCHASER; these sums shall be considered contributions made by THE PURCHASER to JPQ capital and shall be distributed proportionally between the parties, by applying capital premiums in order to avoid share dilution.

The parties agree, and it shall be so specified in the Shareholders’ Agreement, that whenever a decision to capitalize THE INVESTMENT, or a part thereof, is made, such capitalization will be carried out by applying premiums to prevent the share percentages from being affected. At no time may THE INVESTMENT or a part thereof be capitalized without applying the premiums system that prevents the modification of the shareholding percentages. This provision shall be included in the Shareholders’ Agreement.

The terms and manner of THE INVESTMENT’s capitalization shall be defined in the Shareholders’ Agreement. The parties agree that said capitalization shall be carried out at the latest within 90 days following the completion of THE INVESTMENT. In no case may THE PURCHASER or its successors or assignees recover THE INVESTMENT except through the capitalization made by applying the premiums system agreed to above.

6.3.1. Items included in THE INVESTMENT ..-

THE INVESTMENT includes, but is not limited to, the following items: payments for rights of validity and legal penalties, geological survey, land survey, geo-chemical sampling or analysis, geo-physical measurements (MAG, IP, among others); any study required to determine the mineral’s size and quality, as well as the feasibility of the phosphates operation; geological maps; diamond and/or RC drilling, operators´ salary; excavations; footpaths and/or access roads, camps, trenches, ramps, rubble removal; earth work; geophysical campaigns; trial pits and/or mechanical trenches, mineral transportation; personnel transportation; Pre-feasibility study according to sub-paragraph 6.3.2. in this Clause; permits; machinery; tools; furniture and fixtures; energy costs arising during operation; fuel; safety; mining operation implementation; mining operation; construction and implementation of pilot plant; water supply; monitoring ; external consulting; levies; rates; taxes; among other items related to the MINING RIGHT exploration and mining development activities.

The Parties consider as part of THE INVESTMENT mentioned in this sub-paragraph all costs incurred until now by THE PURCHASER as a result of the exploration and development works carried out under the MINING RIGHT, by virtue of the obligations arising from the Option Agreement and the Exploration Agreement. In this regard, THE PURCHASER declares that to date the exploration and development costs amount to US$1,911,852.00 (One Million Nine Hundred Eleven Thousand Eight Hundred and Fifty-Two and 00/100 United States Dollars). THE PURCHASER undertakes to show proof of the aforementioned investment, within a period of sixty (60) calendar days counted from the date of this draft, by presenting a sworn statement validated by a firm of independent auditors of international prestige.

6.3.2. Pre-Feasibility Study.-

As part of THE INVESTMENT , THE PURCHASER undertakes to prepare a Pre-Feasibility Study in accordance with the mining industry’s standards with regard to the MINING RIGHT , which should comply with the requirements set forth in Annex C, which forms an integral part of this contract ..

The Pre-feasibility Study shall be submitted by THE PURCHASER to THE SELLER by December 31 , 2015.

(i)

In case THE PURCHASER fails to deliver the Pre-feasibility Study in compliance with the provisions set out in the preceding paragraph, THE PURCHASER will pay THE SELLER US$300,000.00 (Three Hundred Thousand and 00/100 United States Dollars) as penalty. This payment may be carried out by THE PURCHASER until January 15, 2016, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2016.

(ii)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2016 at the latest, THE PURCHASER will pay THE SELLER US$300,000.00 (Three Hundred Thousand and 00/100 United States Dollars) as penalty. This shall be paid by THE PURCHASER until January 15, 2017, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2017.

(iii)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2017 at the latest, THE PURCHASER will pay THE SELLER US$300,000.00 (Three Hundred Thousand and 0 0/100 United States Dollars ) as penalty. This shall be paid by THE PURCHASER until January 15, 2018, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2018.

(iv)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2018 at the latest, THE PURCHASER will pay THE SELLER US$300,000.00 (Three Hundred Thousand and 00/100 United States Dollars) as penalty. This shall be paid by THE PURCHASER until January 15, 2019, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2019.

In case THE PURCHASER fails to comply with the delivery of the Pre-feasibility Study of the MINING RIGHT within the maximum term established in this contract and derived from the provisions in this sub-paragraph, this agreement shall be terminated by operation of law, annulling the Shares transfer, and the Shares’ sale price shall serve as compensation for THE SELLER.

To this effect, all the ownership of the Shares referred to in this agreement shall be automatically transferred to THE SELLER , along with those issued in favor of THE PURCHASER , its successors or assignees, during the execution of this agreement.

In this case, THE PURCHASER expressly authorizes the General Manager to write down the Shares transfer in favor of THE PURCHASER in the Shares Record Book, without requiring any judicial or arbitration resolution, or resolution of any other kind, authorizing such entry.

Without prejudice to the foregoing, in case this contract is terminated, the parties expressly agree that the re will be no reason for claims between each other, including restitution for amounts paid by THE PURCHASER to the SELLER or any investment made by THE PURCHASER in JPQ and anything else related to this contract or its termination, expressly waiving any right to bring action for damages or any other reason, now or in the future, without reserves or limitations.

Otherwise, once the assumptions mentioned in the first paragraph of the Fourth Clause are met, the quorum restrictions and most of the restrictions set out in such clause will be lifted and JPQ will be managed in accordance with the terms set out in its Articles of Association, by the person designated by THE PURCHASER ..

Once this has taken place and until THE INVESTMENT is completed, THE PURCHASER may not grant capital increases that result in the dilution of THE SELLER or TRAMARSA in the JPQ capital. This limitation shall be included in the Shareholders’ Agreement that the parties undertake to sign in accordance with the Seventeenth Clause. For the purposes of the capitalizations of THE INVESTMENT or a part thereof, the provisions of sub-paragraph 6.3 above shall apply.

6.4

On the other hand, the parties agree that if THE INVESTMENT is not sufficient to complete any other studies required by the phosphate operation or to cover all eventualities directly or indirectly related to phosphate operations, THE PURCHASER is committed to make an additional investment of up to US$4 , 000,000.00 (Four Million and 0 0/100 United States Dollars ), of which THE PURCHASER shall contribute 70% to JPQ , whereas the remaining 30% will be regarded as a loan from THE PURCHASER to THE SELLER and TRAMARSA , in proportion with their shareholding percentage in JPQ , in order to avoid their dilution in JPQ capital. Without prejudice to the foregoing, THE PURCHASER is committed to inform THE SELLER and TRAMARSA of its decision to make the investment with an anticipation of sixty (60) calendar days prior to the disbursement/s, with the purpose of defining in which way the loan will be returned, including the following options: (i) against future dividends; and/or (ii) in case THE PURCHASER exercises the right of preference mentioned in Clause Nine and buys them , the payment of the loan shall be counted against the price of the shares; whichever event occurs first.

Once THE PURCHASER has invested up to US$18,000,000.00 (Eighteen Million and 00/100 United States Dollars) in accordance with the foregoing provisions, in the phosphates operation of the MINING RIGHT , any non-dilution agreement between THE PURCHASER , THE SELLER and TRAMARSA shall become void, and they shall be subject to the rules of capital increase set out in JPQ’s Articles of Association and in the Ley General de Sociedades [General Corporation Law]. For the purposes of the capitalizations of THE INVESTMENT or a part thereof, the provisions of sub-paragraph 6.3 above shall apply.

SEVEN.- COMMITMENT S OF THE SELLER

7.1

THE SELLER, in its capacity as shareholder of Puerto de Bayóvar S.A.C., which is in turn the owner of Puerto de Bayóvar, undertakes the obligation to facilitate the provision of port services to JPQ and THE BUYER at a commercial price duly agreed between the parties, always and whenever the licenses, permits and infrastructure allow it.

7.2

In order to keep the Contract for the Transfer of Gypsum in force, and hence the title to the MINING RIGHT, THE SELLER and TRAMARSA shall be responsible for ensuring that JPQ maintains a minimum production of 80,000 tons of gypsum per annum, up until when THE BUYER has filled the obligation contained in section 6.3.2 of the Sixth Clause of this contract. During the aforesaid period, THE SELLER and TRAMARSA shall also be responsible to THE BUYER for any damages caused to it due to the termination of the Contract for the Transfer of Gypsum as a result of a breach of the minimum production obligation, so long as that breach is due to a cause attributable to THE SELLER and TRAMARSA.

7.3

THE SELLER and TRAMARSA shall be jointly responsible for fulfilling all of the obligations arising from the Contract for the Transfer of Gypsum, apart from those obligations transferred to THE BUYER by this Contract, and which are contained in sub-paragraphs 8.2 and 8.3 of this contract, as well as the obligation contained in sub-paragraph 8.4 of this contract.

Finally THE SELLER and TRAMARSA expressly free THE BUYER from all types of responsibility deriving from a breach of any of the obligations mentioned in the preceding paragraphs that is attributable to THE SELLER and TRAMARSA.

EIGHT.- OBLIGATIONS OF THE BUYER

Through this contract, THE BUYER is, among other things, required to:

8.1

Refrain from transferring the Shares that are acquired due to this contract, provided that the conditions set forth in the first paragraph of Clause Four are in force, except for transfers made between related companies. The transfer of Shares to unrelated companies will result in the immediate rightful termination of this contract and the contents of sub-paragraph 6.3.2 of Clause Six shall be applicable. This limitation shall be regulated in the Shareholders ’ Agreement that the parties are required to sign, pursuant to the Seventeenth Clause of this Contract.

The parties hereby declare that related companies are understood as being any legal person that exercises control, is under the control of or is under joint control with (that is, the party and the respective legal person are under the control of the same third natural or legal person) said party, either directly or indirectly.

8.2

Make timely payments to JPQ for the Validity Fees and/or legal penalties, if applicable, corresponding to the MINING RIGHT ..

8.3

Make timely payments to JPQ for any consideration, corresponding to the minimum annual production, as established in sub-paragraph 4.2 of the Contract for the Transfer of Gypsum.

8.4

Make timely payments to JPQ of the compensations established in sub-paragraph 6 of the Contract for the Constitution of a Right of Usufruct, Tenancy and Servitude, signed between JPQ and the Fundación Comunal San Martín de Sechura dated May 7 , 2009.

8.5

Assume the payment of any tax upon JPQ related to the investment made in the MINING RIGHT , pursuant to the provisions set forth in Clause Six, sub-paragraph 6.3 of this contract.

NINE.- RIGHT OF PREFERENCE

According to the agreement of the Option Contract and in compliance with the Article Nine of the Articles of Association of JPQ, THE BUYER has a preferential acquisition right regarding the 18% of shares representing the share capital of JPQ, which is held by THE SELLER. In this act, the parties hereby ratify the validity of the aforesaid right; likewise, THE SELLER expressly renounces any current and/or future preferential right to acquire TRAMARSA shares, as that right shall correspond to THE BUYER only.

TEN.- DECLARATIONS BY THE SELLER

THE SELLER declares that it is the sole owner of the Shares and that these are free from any encumbrance, embargo, judicial measure, act or contract limiting the domain or any other burden or right granted to a third party. Notwithstanding this, THE SELLER undertakes to provide a warranty of title, according to the provisions set forth by Law, should this be required by THE BUYER.

ELEVEN.- COMMUNICATION TO THE COMPANY

Once the payment of the price of the Shares under the terms of sub-section 3.1 of this C ontract has been verified , THE SELLER shall inform the company in writing of the transfer of the Shares to THE BUYER , so that the General Manager can record this transfer in the JPQ Share Records Book , cancel the Provisional Share Certificate in the name of THE SELLER and issue a Provisional Share Certificate in the name of THE BUYER.

TWELFTH.- WAIVER OF THE PREFERENTIAL RIGHT TO ACQUISITION

TRAMARSA is party to this contract for the purposes of recording its express waiver of exercising the preferential right to acquisition as established by the Ninth Article of JPQ ’s Articles of Association with regard to Shares, and hereby authorizes their transfer and formalization in JPQ ’s Shares Record Book.

THIRTEENTH.- AMENDMENTS

Any change, clarification, extension or termination of this Agreement shall necessarily be made in writing and must be signed by all Parties and recorded in a public instrument in order to be valid between the Parties and before third parties.

FOURTEENTH.- VALIDITY OF THE CONTRACT

This contract substitutes all verbal or written agreements between the parties and constitutes a complete contract between them, which contains all the obligations assumed by each, so it therefore replaces all prior agreements and previous documents, letters, declarations, intentions and commitments, whether written or verbal, between the parties with regards to the aforesaid purpose, even if they are not contradictory to this contract. In particular, the Option Contract and the Exploration Contract are left without effect by entering into this contract.

FIFTEENTH.- CONFLICT RESOLUTION

Any dispute or controversy arising from or related to this legal act will be resolved through Arbitration Law carried out by a court made up of three arbitrators in compliance with the Arbitration Rules of the Arbitration Center of the Cámara de Comercio de Lima, the decisions, regulations and administration of which are unconditionally binding upon the parties, who understand and accept them in full.

With regard to any intervention by ordinary judges and courts, should it be allowed by the rules applicable to the arbitration, the Parties expressly submit to the jurisdiction of the judges and courts of the city of Lima, waiving the jurisdiction to which they may be entitled because of their domiciles.

SIXTEENTH.- APPLICABLE LAW

The Parties submit to the provisions included in this Agreement and additionally, to the provisions of the Civil Code and any other provisions applicable to the Republic of Peru.

SEVENTEENTH.- SHAREHOLDERS’ AGREEMENT

THE BUYER, THE SELLER and TRAMARSA undertake to sign a Shareholders’ Agreement within sixty (60) calendar days as counted from the date of the present minutes, the purpose of which shall be to regulate their relationship as JPQ shareholders and, particularly, to implement the issues that are only conceptually discussed in this contract. The aforesaid agreement shall be logged in the JPQ Shares Record Book.

EIGHTEENTH.- RIGHTS OF SALE BY ACCOMPANIMENT (TAG - ALONG AND DRAG ALONG)

18.1

Tag Along Right

Should THE BUYER decide to transfer the entirety of its shares in JPQ to a third party (the Third-Party Purchaser) and receive a firm offer for the sale, once the procedures for exercising the different preferential rights have been complied with, THE SELLER shall have the irrevocable and exclusive right to sell, together and simultaneously with THE BUYER, to the Third-Party Purchaser the entirety of its shares in JPQ; and THE BUYER shall be under the obligation to ensure that the Third-Party Purchaser buys the shares from THE SELLER under the same terms offered to THE BUYER. The Shareholders’ Agreement referred to in the previous clause shall include this agreement, notwithstanding that it is already enforceable as from the signing of this document.

18.2

Drag Along Right

Should THE BUYER decide to transfer the entirety of its shares in JPQ to a third party (the Third-Party Purchaser) and receive a firm offer for the sale, once the procedures for exercising the different preferential rights have been complied with, THE BUYER shall have the irrevocable and exclusive right to oblige THE SELLER to simultaneously sell to the Third-Party Purchaser the entirety of its shares in JPQ; and THE SELLER shall be under the obligation to sell their shares to the Third-Party Purchaser under the same terms offered to THE BUYER. The Shareholders’ Agreement shall include this agreement, notwithstanding that it is already enforceable as from the signing of this document.

The rights conferred to the parties in this clause shall also be granted to THE BUYER by TRAMARSA, and to the latter for the former, under the same terms laid out in the previous paragraphs.

Should the provisions agreed in this clause not be respected, then any transfers of JPQ shares that have been made shall be rightfully null and void and may not be noted in the JPQ Share Records Book.

NINETEENTH.- COSTS

THE BUYER shall assume the notarial costs arising from this document.

TWENTIETH.- ANNEXES

The following are documents which form an integral part of this contract:

20.1

Annex A: Contract for the Transfer of Gypsum ..

20.2

Annex B: List of Licenses, Authorizations and Permits for Puerto Bayovar.

20.3

Annex C: Structure of the Pre- F easibility Study.

The Parties request that the Notary Public add the legal clauses and convert this contract into a public instrument ..

Both Parties hereby express acceptance of its contents, in Lima, on the March 5 , 2015.

INCA TERMINALS & MINING INC.	AGRIFOS PERÚ S.A.C.
Julio de Blas Caballero	Tomás Ernesto Guerrero Méndez
General Power of Attorney	General Manager

TRABAJOS MAR I TIMOS S.A.	JUAN PAULO QUAY S.A.C.
Alvaro Fernando Galindo Neumann	Alvaro Fernando Galindo Neumann
Executive Director	General Manager

ANNEX A

CONTRACT FOR THE TRANSFER OF GYPSUM

4.2 Payment

As payment for the transfer indicated in Clause Three of the AGREEMENT, the PURCHASER shall make the following payments in favor of MINING ASSETS:

a)

Initial Payment for the Concession

A payment in the amount of US$100,000.00 (One Hundred Thousand 00/100 United States Dollars) on the signing date of the AGREEMENT, which corresponds to its Financial Proposal plus legal taxes.

This payment has been made in accordance with the instructions communicated in a timely manner by PROINVERSIÓN to the SUCCESSFUL BIDDER.

MINING ASSETS must submit the proofs of payment that comply with the corresponding legal provisions.

b)

Biannual Deferred Payment

The PURCHASER shall make a biannual payment (every six months) during the mining exploitation of the CONCESSION, as a function of the tonnage extracted, in the following manner:

•

Gypsum Concession

US$0.60 (Financial Offer) per ton of gypsum extracted. The minimum obligatory production tonnages indicated in item number 4.1, letter b) of the present clause shall be taken as the basis for the minimum calculation. For the purposes of the first payment to be made at the beginning of the second year after the signing of the AGREEMENT, the basis of the calculation shall be a minimum of 20,000 MT (twenty thousand metric tons) of gypsum extracted per six-month period.

This payment shall be made from the beginning of the second year following the signing of the AGREEMENT (with respect to the previous semester), under the conditions indicated in letter b.1 below.

MINING ASSETS must submit the proofs of payment that comply with the corresponding legal provisions.

b.1

Settlement, payment and adjustment of the Deferred Payment

The Deferred Payment shall be accrued, settled and paid periodically on a biannual basis. The PURCHASER must make the Deferred Payments within thirty (30) days of the expiration of the corresponding semester. Payment shall be made in United States dollars via bank deposit to the account stipulated by MINING ASSETS, which must be provided within a period not less than 15 working days prior to the expiration of the corresponding semester, and based on the Extraction Declaration referred to in letter b.2 below.

Once the thirty-day (30) period mentioned above has expired without the PURCHASER having made the deposit in accordance with the Extraction Declaration, the PURCHASER shall automatically have fallen in arrears without any injunction of any type being required. From this point, interest shall accrue based on the highest active LIBOR 180-day rate + 6% as indicated on the REUTERS monitor at 11:00 a.m. on the last day of the period. In the event that the PURCHASER fails to make the Deferred Payment within sixty (60) days of the expiration of the aforementioned period, steps will be taken to execute the performance bond and to terminate the AGREEMENT, without any further procedure beyond that set forth in item number 12.2.

Biannual payments must coincide with the six-month period of the calendar year. For that reason, if necessary, the first period may have a duration of less than six (6) months, so that the second of the periods may coincide with the six-month period of the calendar year and the rest of the periods accruing sequentially in a like manner.

The Deferred Payment that could apply for the six-month periods of each calendar year may be adjusted upwards or downwards respectively. The PARTIES shall have the right to request these adjustments within a period of up to five (5) years after the semester that is the subject of the adjustment, as long as: (i) MINING ASSETS demonstrates to the PURCHASER using credible documentation that the original payment made was less than it should have been; or (ii) the PURCHASER proves via credible documentation that the amount originally paid was in excess of that which should in fact have been paid.

In such cases, the payment of the greater or lesser adjusted amount, as applicable, must be made (i) by the PURCHASER on the next ordinary biannual payment opportunity of the current year, or (ii) by the appointed collection entity, by deduction from the next ordinary biannual payment opportunity to be made by the PURCHASER in the current year.

In the event of any dispute with respect to the amount of the aforementioned payments, the procedure set forth in Clause Fourteen of the present AGREEMENT must be followed. The existence of a dispute in this respect shall suspend the obligation or deduction of payment of the disputed amount, as applicable, until such time as this matter is settled in accordance with the aforementioned procedure.

b.2

Supervision

From the time the Deferred Payment obligation takes effect, the PURCHASER must submit a Sworn Affidavit to MINING ASSETS containing the amount of mineral extracted or dispatched, enclosing the documentation supporting the amount of mineral extracted.

During April of each year, the PURCHASER must submit a copy of its audited financial statements and a copy of the Sworn Income Tax Declaration for the previous year to MINING ASSETS.

The PURCHASER must provide MINING ASSETS with the information it requires to allow it to verify the volumes of mineral extracted from the CONCESSION and its chemical analysis, with this authority including the right to physically verify the weights and perform its own chemical analyses.

In addition, MINING ASSETS may request any additional information from the PURCHASER that the PURCHASER may reasonably have and which is strictly necessary for supervisory purposes. The PURCHASER is obliged to submit the information required of it for that purpose.

MINING ASSETS shall have the right to appoint auditors at its own expense in order to review the financial information.

Submission on the part of the PURCHASER of false information to MINING ASSETS caused either by fraud or negligence in connection with the present section such as to negatively affect the amount that should be paid in respect of Deferred Payment shall be penalized by a fine in favor of MINING ASSETS equivalent to five (5) times the value of the unpaid difference as a consequence of the application of the aforementioned false information, this without prejudice to any personal liability attaching to the case. In the event of any dispute with respect to the falsity or otherwise of the information submitted, this shall be settled in accordance with the procedure set forth in Clause Fourteen of the present AGREEMENT.

In the event that the submission of false information (acknowledged as such by the parties or declared as such in the course of the dispute referred to in the preceding paragraph) is repeated on several occasions and is of a substantial nature, this circumstance shall constitute grounds for terminating the AGREEMENT, with the provisions set forth in item number 12.2 being applicable.

c)

Other Minerals

The PURCHASER shall in addition make a financial payment for the exploitation within the CONCESSION of any natural resource other than gypsum, exploitation being understood as that term as defined in item number 4.1.

If the materials are nonmetallic, their content in metric tons (MT) shall be converted into MT of gypsum (reference product) applying the following formula:

E = A x PA / PI

Where

E

: Equivalent weight in MT of product “A” in MT of reference product

A

: Additional weight of product “A”

PA

: Market price of additional product “A”

PI

: Market price of reference product “I”

If the extracted minerals are metallic, the amount of the deferred biannual payment shall be set at that time by the PARTIES in accordance with the applicable conditions as a function of the corresponding market for those minerals. In the event of any dispute, recourse shall be made to the conflict-resolution mechanisms set forth in the present AGREEMENT.

ANNEX B

LICENSES, AUTHORIZATIONS AND PERMITS FOR PUERTO BAYOVAR

1.

Declaration of Compliance for Port Facility No. 031-2009-DCIP-APN – Code PBIP.

2.

Port Security Certificate granted by the NPA.

3.

ISO 9001-2008 Certificate granted by ABS Quality Evaluations.

4.

Recognition of the Quality Certificate issued by the NPA.

5.

License to Function as issued by the Sechura Provincial Municipality.

6.

License issued by NPA No. 165-2015-APN/GG- Loading and Unloading Company.

7.

Authorization for Concession of an Aquatic Area – Directoral Resolution No. 0451-2003/DCG (this area is currently controlled by the NPA).

8.

Report No. 472-2003-SUNAT-3A1100 Extension of Primary Customs Zone.

ANNEX C

STRUCTURE OF THE PRE-FEASIBILITY STUDY

1.

Description and location of the Property ..

2.

Accessibility, Climate, Local Resources, Infrastructure and Physiography.

3.

Background.

4.

Geology and Mineralization.

5.

Types of Deposits.

6.

Exploration.

7.

Perforation.

8.

Preparation of Samples, Analysis and Safety.

9.

Data Verification.

10.

Mineral Processing and Metallurgical Tests.

11.

Resources Estimate.

12.

Reserves Estimate ..

13.

Mining Methods ..

14.

Recovery Methods.

15.

Infrastructure.

16.

Studies and Contracts.

17.

Environmental Studies, Permits, Social and Community Impact.

18.

Capital and Operational Costs.

19.

Economic Analysis.

20.

Adjacent Properties.

21.

Commercialization Studies.

22.

Execution Plan.

23.

Interpretation and conclusions.

24.

Recommendations.

25.

References.

DEAR NOTARY,

Please add a public instrument to your Public Deeds Registry that includes the Contract for the Purchase of Shares (hereinafter, the “Contract”) agreed between:

•

TRABAJOS MARITIMOS S.A., identified with R.U.C. (Registro Único de Contribuyentes [Tax Identification No.] 20101395031, domiciled for these purposes at Av. Sáenz Peña No. 177, Piso 3, district of Callao, province of Callao, Department of Lima, recorded under Electronic Entry 70006784 of the Legal Persons Registry of the Callao Registry Office, duly represented by its General Manager, Mr. Álvaro Fernando Galindo Neumann, identified with D.N.I. (Documento Nacional de Identidad [National Identity Document]) No. 10276856, authorized by Board of Directors Meeting dated February 27, 2015, which you, the Notary shall insert, hereinafter referred to as THE SELLER; and

•

AGRIFOS PERÚ S.A.C., identified with R.U.C. (Registro Único de Contribuyentes [Tax Identification No.] 20547706774, domiciled for these purposes at Franz Schubert No. 172, Urbanization San Borja Sur, district of San Borja, province of Lima, Department of Lima, recorded under Electronic Entry 12823382 of the Legal Persons Registry of the Lima Registry Office, duly represented by its General Manager, Mr. Tomás Ernesto Guerrero Méndez, identified with D.N.I. (Documento Nacional de Identidad [National Identity Document]) No. 07185985, according to the Power of Attorney registered under the abovementioned Electronic Entry, hereinafter referred to as THE PURCHASER.

The following are also parties to this Agreement:

•

INCA TERMINALS & MINING INC., a company established under the laws of the Republic of Panama, domiciled for such purposes at Edificio Sucre, Calle 48, Este, Bella Vista, P.O. Box 6277, Panama 5, Republic of Panama, duly represented by its General Counsel, Mr. Julio de Blas Caballero, identified with Spanish passport No. X217176, according to authorizations entered on electronic certificate 11564200 of the Book of Authorizations granted by Established Companies or Branches established abroad of the Registry of Legal Persons of the Lima Registration Office, hereafter referred to as INCA TERMINALS; and,

•

JUAN PAULO QUAY S.A.C., identified with R.U.C. No. 20428121024, domiciled for these purposes at 117 Saenz Peña Ave., Piso 6 district of Callao, province of Lima, Department of Lima, duly registered under Electronic Entry 11101661 of the Legal Persons Registry of the Lima Registry Office, duly represented by its General Manager, Mr. Álvaro Fernando Galindo Neumann, identified with D.N.I. No. 10276856, according to the authority registered under the aforementioned Electronic Entry, who shall henceforth be known as JPQ.

This AGREEMENT is established pursuant to the following terms and conditions:

FIRST.-BACKGROUND

1.1

Through public deed dated June 1, 1999 executed before a Notary of Lima, Dr. Jaime Alejandro Murguía Cavero, JPQ, was constituted and is registered under Electronic Entry 11101661 of the Registry of Legal Entities of the Lima Registry Office.

1.2

JPQ currently registered share capital amounts to S/. 12,039,650.00 (twelve million, thirty nine thousand, six hundred and fifty 00/100 Nuevos Soles), divided into 12,039,650 shares of a nominal value of S/. 1.00 (One and 00/100 Nuevo Sol) each, fully subscribed and paid up.

1.3

At JPQ’s General Assembly on December 30, 2014, THE SELLER and INCA TERMINALS, in their capacity as JPQ shareholders, agreed to:

a.

Split a JPQ equity block corresponding to the Puerto de Bayovar, thus constituting Puerto Bayovar S.A.C

b.

Set the date of the division´s entry into force as January 1, 2015.

c.

Reduce JPQ’s share capital by S/. 2,715,820.00 (two million, seven hundred and fifteen thousand, eight hundred and twenty 00/100 Nuevos Soles)

d.

Partially modify JPQ’s Articles of Association, on the grounds concerning its corporate purpose and share capital.

1.4

THE SELLER owns 1,086,328 shares in JPQ with voting rights with a nominal value of S/. 1.00 (one and 00/100 Nuevo Sol) each, fully subscribed and paid up, which represent 40% of JPQ’s share capital; these are noted in entry No. 26 of the JPQ Shares Record Book and are represented on Provisional Certificate of Shares No. 1 in accordance with the provisions of Article 84 of the General Law on Companies, Law No. 26887.

1.5

INCA TERMINALS owns 1,629,429 shares in JPQ with voting rights with a nominal value of S/. 1.00 (one and 00/100 Nuevo Sol) each, fully subscribed and paid up, which represent 60% of JPQ’s share capital; they are noted in entry No. 26 of the JPQ Shares Record Book and are represented on Provisional Certificate of Shares No. 2 in accordance with the provisions of Article 84 of the General Law on Companies, Law No. 26887.

1.6

On October 16, 2007, JPQ and Activos Mineros S.A.C., with the intervention of the Agency for the Promotion of Private Investment, PROINVERSION, signed a contract for transfer (Gypsum) (hereafter “The Contract for the Transfer of Gypsum”), through which Activos Mineros S.A.C. transferred to JPQ, for its exploitation, the mining right Bayovar No. 12 of 12,575.00 hectares with unique code 12000448Y01 which is registered under Electronic Entry 20002482 of the Registry of Mining Rights of the Registry Office of Trujillo (hereafter, the MINING RIGHT); the Contract for the Transfer of Gypsum is attached to this document as Annex A.

1.7

By virtue of the contract mentioned in the previous section, JPQ is the current and sole concession holder of the MINING RIGHT.

1.8

In public deed dated January 28, 2014 issued before Notary Public of Lima Dr. Juan Antonio del Pozo Valdez, the Stock Option Contract signed by THE SELLER, INCA TERMINALS and THE PURCHASER, with the intervention of JPQ is exhibited, through which THE SELLER and INCA TERMINALS provide THE PURCHASER a first option purchase for 70% of its shares in JPQ (hereafter, the Stock Option Contract”).

1.9

In a public deed dated January 28, 2014, issued before Notary Public of Lima Dr. Juan Antonio del Pozo Valdez, the Contract for Mining Exploration is exhibited which is signed by THE PURCHASER and JPQ; through which JPQ contracts THE PURCHASER in its capacity as mining subcontractor to carry out the necessary exploration works for the MINING RIGHT (hereafter “The Contract for Exploration”).

1.10

Parallel to this contract, INCA TERMINALS and THE PURCHASER, sign a Purchase Agreement through which the former transfers to the latter 70% of its shares in the share capital of JPQ.

SECOND.-PURPOSE OF THE CONTRACT

Through this agreement, THE SELLER transfers the ownership of 760,430 shares to THE PURCHASER (equivalent to 70% of the shares it has in JPQ), which represent 28% of the JPQ share capital, including in this transfer everything which corresponds in fact and by right without any limitation except as stated in the Fourth Clause of this contract; with all shares which may be issued at a future time as a result of those which are sold corresponding to THE PURCHASER, whether these are shares already issued or yet to be issued (hereafter “Shares”).

The parties agree that the sale does not include any right for THE PURCHASER with respect to shares issued by Puerto de Bayovar S.A.C. as a consequence of the excision process that has been carried out on JPQ, of which THE PURCHASER is aware.

As a consequence of the above and taking into account the provisions of subparagraph 1.10 of the previous clause, JPQ share capital shall be distributed as follows:

SHAREHOLDER	No. OF SHARES	%
Trabajos Marítimos S.A.	325,898	12
Inca Terminals & Mining Inc.	488,848	18
Agrifos Perú S.A.C.	1,901,074	70

TOTAL	2,715,820	100

THIRD.- PRICE

3.1

The sale price of the Shares determined through common agreement by the parties is the sum of US$1,600,000.00 (One Million Six Hundred Thousand and 00/100 United States Dollars which shall be paid by THE PURCHASER within the fifteen (15) working days following the signing of the public deed which gives rise to this note, by deposit into checking account No. [*] in the name of THE SELLER, at [*] Bank.

3.2

Total or partial failure to pay the purchase price of the Shares within the time period indicated in the previous section will give rise to the right to terminate the contract.

3.3

The parties state that there is fair equivalence between the agreed price and the Shares, agreeing that, in the event of any difference that has not been noted in this act, THE SELLER and THE PURCHASER shall make it subject to reciprocal donation.

FOURTH.- UNANIMOUS AGREEMENT

Taking into account that the partial division of JPQ entered into force on January 1, 2015, the parties agree as follows: (i) the partial division of JPQ is not to stay registered under Electronic Entry 11101661 of the Legal Persons Registry of the Lima Registry Office; (ii) all of JPQ licenses, authorizations and permits corresponding to Puerto de Bayóvar, described in Annex B are not to be transferred to Puerto de Bayovar S.A.C.; and (iii) the pre-feasibility Study with respect to the MINING RIGHT referred to in the section 6.3.2, has not been delivered, the parties agree that the following decisions will require the approval of 100% of favorable votes by JPQ shareholders in the General Assembly, or, where relevant, that the quorum of the Board of Directors is achieved by the attendance of its five (5) members:

a.

The amendment of the Articles of Association or share capital.

b.

Any manner of corporate reorganization or dissolution and/or liquidation, including mergers, share or stock exchange or the submission to bankruptcy.

c.

The acquisition or sale of shares as a result of transactions whose value exceeds the sum of US$5,000.00 (Five Thousand and 00/100 United States Dollars) taken individually or in the case of several transactions which are part of one single transaction, considered jointly, except for acquisitions, contracting and transactions relating to phosphate exploration and development, for which this limitation shall not be applicable.

d.

Provision of securities in support of third parties´ liabilities, different from the securities granted in the ordinary course of business.

e.

Any significant transaction involving capital investments greater than US$5,000.00 (Five Thousand and 00/100 United States Dollars), except for investments relating to phosphate exploration and development, for which this restriction shall not apply.

f.

Approval of contracts, agreements or any type of transaction with affiliated and/ or subsidiary companies of any party, unless they are carried out in normal market conditions. Without prejudice to the above, this restriction shall not apply to contracts, agreements or any type of transaction with affiliated and/or subsidiary companies of any party, when they relate to phosphate exploration and development and/or the sale of gypsum.

g.

Proceedings or the resolution of litigation involving JPQ, the amount of which exceeds US$3,000.00 (Three Thousand and 00/100 United States Dollars).

h.

Acquisition or investment in any type of corporation, company or business, regardless of its industry, including but not limited to foreign companies which are domiciled outside the Republic of Peru.

i.

Removal and/or withdrawal of the powers of any of JPQ officers, employees and/or representatives.

j.

Profit sharing within JPQ.

All these restrictions will be noted in JPQ Shares Record Book. Without prejudice to their being incorporated in the Shareholders’ Agreement which the parties are required to sign in accordance with Clause Seventeen.

FIFTH- AGREEMENTS MADE BY THE PARTIES

As a consequence of the shares transfer operating in agreement with this contract, the parties have agreed as follows:

5.1

Once THE PURCHASER pays the Shares price, the Shares transfer shall be understood to be formalized and, consequently (i) THE SELLER shall notify of the Shares transfer, in accordance with the provisions of Clause Eleven, so the General Manager can register the transfer in the Shares Record Book; and (ii) a JPQ General Assembly shall be held in order to approve the following decisions: the resignation or removal of three (3) of the five (5) members of the Board of Directors; and the appointment, by THE PURCHASER, of three (3) new members of the Board of Directors; and (ii) the appointment of the Phosphates Manager and the granting of the representation powers which shall be subject to the terms agreed in the Shareholders’ Agreement.

5.2

JPQ General Management shall be designated by THE SELLER and INCA TERMINALS until the requirements outlined in the first paragraph of Clause Four are fulfilled. Said General Management shall continue to be responsible for the administration and management of the gypsum operation. Additionally, a Phosphates Manager, elected by THE PURCHASER, shall be appointed and will be responsible for administering and managing the entire exploration and development process for the phosphates project as well as the fulfillment of the investment commitment assumed by THE PURCHASER referred to in sub-paragraph 6.3. The Phosphates Manager will have the powers specified in the Shareholders’ Agreement to develop the commissioned activities and neither the General Management nor THE SELLER nor INCA TERMINALS may interfere or question his decisions. The details about his functions and his relationship with the General Management shall be included in the Shareholders’ Agreement.

5.3

Gypsum shall be reasonably exploited ensuring the MINING RIGHT and the gypsum reserve´s useful life, so as not to affect the validity of the Gypsum Transfer Agreement.

5.4

Each month, JPQ’s General Management shall notify the Company´s Board of Directors of the progress of the operation and the compliance with the obligations arising from the Gypsum Transfer Agreement. In addition, the Phosphates Management shall inform the Board of Directors, in writing and on a quarterly basis, of the investments made for the purposes set out in point 6.3.

5.5

Through JPQ, the parties shall jointly be in charge of renegotiating the terms of the Gypsum Transfer Agreement before the competent authorities, in order to facilitate phosphate operations. In this regard, the General Assembly and/or JPQ’s Board of Directors shall establish the most convenient mechanisms.

5.6

The Parties agree that neither JPQ’s Board of Directors nor its General Assembly shall make decisions which may directly affect the assets which, once the excision mentioned in sub-paragraph 1.3 of the First Clause in this Agreement is complete, shall give rise to Puerto de Bayovar S.A.C.

SIXTH.- PURCHASER´S COMMITMENTS

6.1

While the abovementioned Fourth Clause is in force, THE PURCHASER agrees not to cash out the dividends that may be generated in JPQ.

6.2

In order to keep the MINING RIGHT in force and as long as THE PURCHASER has not fulfilled the obligation established in sub-paragraph 6.3.2. of this clause, THE PURCHASER undertakes to allow JPQ to maintain a minimum production of 80,000 metric tons of gypsum per year under the responsibility of THE SELLER and INCA TERMINALS; in addition, JPQ’s Management may negotiate the sale price to the best of their knowledge, and determine which company the gypsum will be delivered to, but no liability may be attributed to it for the decisions made in this regard in either the terms of the gypsum sale agreements and/or in any other operation related to it.

6.3

THE PURCHASER, at its own expense and risk, undertakes to invest US$14,000,000.00 (Fourteen Million and 00/100 United States Dollars) in the phosphates operations that will be developed under the MINING RIGHT (hereinafter “THE INVESTMENT”).

The parties state that THE INVESTMENT made under the MINING RIGHT mentioned in the preceding paragraph may be carried out in several ways: either through the direct contribution of funds to JPQ, for which purpose JPQ shall obtain the permits and licenses required to carry out the exploration activities, or through THE PURCHASER direct contracting the studies or services deemed necessary to comply with the commitment assumed, without a right to reimbursement from THE SELLER or from JPQ.

In case THE INVESTMENT or a part thereof should be paid to JPQ, or in the case of items that must be paid directly by JPQ and reimbursed by THE PURCHASER; these sums shall be considered contributions made by THE PURCHASER to JPQ capital and shall be distributed proportionally between the parties, by applying capital premiums in order to avoid share dilution.

The parties agree, and it shall be so specified in the Shareholders’ Agreement, that whenever a decision to capitalize THE INVESTMENT, or a part thereof, is made, such capitalization will be carried out by applying premiums to prevent the share percentages from being affected. At no time may THE INVESTMENT or a part thereof be capitalized without applying the premiums system that prevents the modification of the shareholding percentages. This provision shall be included in the Shareholders’ Agreement.

The terms and manner of THE INVESTMENT’s capitalization shall be defined in the Shareholders’ Agreement. The parties agree that said capitalization shall be carried out at the latest within 90 days following the completion of THE INVESTMENT. In no case may THE PURCHASER or its successors or assignees recover THE INVESTMENT except through the capitalization made by applying the premiums system agreed to above.

6.3.1. Items included in THE INVESTMENT.-

THE INVESTMENT includes, but is not limited to, the following items: payments for rights of validity and legal penalties, geological survey, land survey, geo-chemical sampling or analysis, geo-physical measurements (MAG, IP, among others); any study required to determine the mineral’s size and quality, as well as the feasibility of the phosphates operation; geological maps; diamond and/or RC drilling, operators´ salary; excavations; footpaths and/or access roads, camps, trenches, ramps, rubble removal; earth work; geophysical campaigns; trial pits and/or mechanical trenches, mineral transportation; personnel transportation; Pre-feasibility study according to sub-paragraph 6.3.2. in this Clause; permits; machinery; tools; furniture and fixtures; energy costs arising during operation; fuel; safety; mining operation implementation; mining operation; construction and implementation of pilot plant; water supply; monitoring; external consulting; levies; rates; taxes; among other items related to the MINING RIGHT exploration and mining development activities.

The Parties consider as part of THE INVESTMENT mentioned in this sub-paragraph all costs incurred until now by THE PURCHASER as a result of the exploration and development works carried out under the MINING RIGHT, by virtue of the obligations arising from the Option Agreement and the Exploration Agreement. In this regard, THE PURCHASER declares that to date the exploration and development costs amount to US$1,911,852.00 (One Million Nine Hundred Eleven Thousand Eight Hundred and Fifty-Two and 00/100 United States Dollars). THE PURCHASER undertakes to show proof of the aforementioned investment, within a period of sixty (60) calendar days counted from the date of this draft, by presenting a sworn statement validated by a firm of independent auditors of international prestige.

6.3.2. Pre-Feasibility Study.-

As part of THE INVESTMENT, THE PURCHASER undertakes to prepare a Pre-Feasibility Study in accordance with the mining industry’s standards with regard to the MINING RIGHT, which should comply with the requirements set forth in Annex C, which forms an integral part of this contract.

The Pre-feasibility Study shall be submitted by THE PURCHASER to THE SELLER by December 31, 2015.

(i)

In case THE PURCHASER fails to deliver the Pre-feasibility Study in compliance with the provisions set out in the preceding paragraph, THE PURCHASER will pay THE SELLER US$200,000.00 (Two Hundred Thousand and 00/100 United States Dollars) as penalty. This payment may be carried out by THE PURCHASER until January 15, 2016, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2016.

(ii)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2016 at the latest, THE PURCHASER will pay THE SELLER US$200,000.00 (Two Hundred Thousand and 00/100 United States Dollars) as penalty. This shall be paid by THE PURCHASER until January 15, 2017, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2017.

(iii)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2017 at the latest, THE PURCHASER will pay THE SELLER US$200,000.00 (Two Hundred Thousand and 00/100 United States Dollars) as penalty. This shall be paid by THE PURCHASER until January 15, 2018, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2018.

(iv)

In case THE PURCHASER fails to deliver the Pre-feasibility Study by December 31, 2018 at the latest, THE PURCHASER will pay THE SELLER US$200,000.00 (Two Hundred Thousand and 00/100 United States Dollars) as penalty. This shall be paid by THE PURCHASER until January 15, 2019, thus extending the term for the delivery of the Pre-feasibility Study until December 31, 2019.

In case THE PURCHASER fails to comply with the delivery of the Pre-feasibility Study of the MINING RIGHT within the maximum term established in this contract and derived from the provisions in this sub-paragraph, this agreement shall be terminated by operation of law, annulling the Shares transfer, and the Shares’ sale price shall serve as compensation for THE SELLER.

To this effect, all the ownership of the Shares referred to in this agreement shall be automatically transferred to THE SELLER, along with those issued in favor of THE PURCHASER, its successors or assignees, during the execution of this agreement.

In this case, THE PURCHASER expressly authorizes the General Manager to write down the Shares transfer in favor of THE PURCHASER in the Shares Record Book, without requiring any judicial or arbitration resolution, or resolution of any other kind, authorizing such entry.

Without prejudice to the foregoing, in case this contract is terminated, the parties expressly agree that there will be no reason for claims between each other, including restitution for amounts paid by THE PURCHASER to the SELLER or any investment made by THE PURCHASER in JPQ and anything else related to this contract or its termination, expressly waiving any right to bring action for damages or any other reason, now or in the future, without reserves or limitations.

Otherwise, once the assumptions mentioned in the first paragraph of the Fourth Clause are met, the quorum restrictions and most of the restrictions set out in such clause will be lifted and JPQ will be managed in accordance with the terms set out in its Articles of Association, by the person designated by THE PURCHASER.

Once this has taken place and until THE INVESTMENT is completed, THE PURCHASER may not grant capital increases that result in the dilution of THE SELLER or INCA TERMINALS in the JPQ capital. This limitation shall be included in the Shareholders’ Agreement that the parties undertake to sign in accordance with the Seventeenth Clause. For the purposes of the capitalizations of THE INVESTMENT or a part thereof, the provisions of sub-paragraph 6.3 above shall apply.

6.4

On the other hand, the parties agree that if THE INVESTMENT is not sufficient to complete any other studies required by the phosphate operation or to cover all eventualities directly or indirectly related to phosphate operations, THE PURCHASER is committed to make an additional investment of up to US$4,000,000.00 (Four Million and 00/100 United States Dollars), of which THE PURCHASER shall contribute 70% to JPQ, whereas the remaining 30% will be regarded as a loan from THE PURCHASER to THE SELLER and INCA TERMINALS, in proportion with their shareholding percentage in JPQ, in order to avoid their dilution in JPQ capital. Without prejudice to the foregoing, THE PURCHASER is committed to inform THE SELLER and INCA TERMINALS of its decision to make the investment with an anticipation of sixty (60) calendar days prior to the disbursement/s, with the purpose of defining in which way the loan will be returned, including the following options: (i) against future dividends; and/or (ii) in case THE PURCHASER exercises the right of preference mentioned in Clause Nine and buys them, the payment of the loan shall be counted against the price of the shares; whichever event occurs first.

Once THE PURCHASER has invested up to US$18,000,000.00 (Eighteen Million and 00/100 United States Dollars) in accordance with the foregoing provisions, in the phosphates operation of the MINING RIGHT, any non-dilution agreement between THE PURCHASER, THE SELLER and INCA TERMINALS shall become void, and they shall be subject to the rules of capital increase set out in JPQ’s Articles of Association and in the Ley General de Sociedades [General Corporation Law]. For the purposes of the capitalizations of THE INVESTMENT or a part thereof, the provisions of sub-paragraph 6.3 above shall apply.

SEVEN.- COMMITMENTS OF THE SELLER

7.1

THE SELLER, in its capacity as shareholder of Puerto de Bayóvar S.A.C., which is in turn the owner of Puerto de Bayóvar, undertakes the obligation to facilitate the provision of port services to JPQ and THE BUYER at a commercial price duly agreed between the parties, always and whenever the licenses, permits and infrastructure allow it.

7.2

In order to keep the Contract for the Transfer of Gypsum in force, and hence the title to the MINING RIGHT, THE SELLER and INCA TERMINALS shall be responsible for ensuring that JPQ maintains a minimum production of 80,000 tons of gypsum per annum, up until when THE BUYER has filled the obligation contained in section 6.3.2 of the Sixth Clause of this contract. During the aforesaid period, THE SELLER and INCA TERMINALS shall also be responsible to THE BUYER for any damages caused to it due to the termination of the Contract for the Transfer of Gypsum as a result of a breach of the minimum production obligation, so long as that breach is due to a cause attributable to THE SELLER and INCA TERMINALS.

7.3

THE SELLER and INCA TERMINALS shall be jointly responsible for fulfilling all of the obligations arising from the Contract for the Transfer of Gypsum, apart from those obligations transferred to THE BUYER by this Contract, and which are contained in sub-paragraphs 8.2 and 8.3 of this contract, as well as the obligation contained in sub-paragraph 8.4 of this contract.

Finally THE SELLER and INCA TERMINALS expressly free THE BUYER from all types of responsibility deriving from a breach of any of the obligations mentioned in the preceding paragraphs that is attributable to THE SELLER and INCA TERMINALS.

EIGHT.- OBLIGATIONS OF THE BUYER

Through this contract, THE BUYER is, among other things, required to:

8.1

Refrain from transferring the Shares that are acquired due to this contract, provided that the conditions set forth in the first paragraph of Clause Four are in force, except for transfers made between related companies. The transfer of Shares to unrelated companies will result in the immediate rightful termination of this contract and the contents of sub-paragraph 6.3.2 of Clause Six shall be applicable. This limitation shall be regulated in the Shareholders’ Agreement that the parties are required to sign, pursuant to the Seventeenth Clause of this Contract.

The parties hereby declare that related companies are understood as being any legal person that exercises control, is under the control of or is under joint control with (that is, the party and the respective legal person are under the control of the same third natural or legal person) said party, either directly or indirectly.

8.2

Make timely payments to JPQ for the Validity Fees and/or legal penalties, if applicable, corresponding to the MINING RIGHT.

8.3

Make timely payments to JPQ for any consideration, corresponding to the minimum annual production, as established in sub-paragraph 4.2 of the Contract for the Transfer of Gypsum.

8.4

Make timely payments to JPQ of the compensations established in sub-paragraph 6 of the Contract for the Constitution of a Right of Usufruct, Tenancy and Servitude, signed between JPQ and the Fundación Comunal San Martín de Sechura dated May 7, 2009.

8.5

Assume the payment of any tax upon JPQ related to the investment made in the MINING RIGHT, pursuant to the provisions set forth in Clause Six, sub-paragraph 6.3 of this contract.

NINE.- RIGHT OF PREFERENCE

According to the agreement of the Option Contract and in compliance with the Article Nine of the Articles of Association of JPQ, THE BUYER has a preferential acquisition right regarding the 18% of shares representing the share capital of JPQ, which is held by THE SELLER. In this act, the parties hereby ratify the validity of the aforesaid right; likewise, THE SELLER expressly renounces any current and/or future preferential right to acquire INCA TERMINALS shares, as that right shall correspond to THE BUYER only.

TEN.- DECLARATIONS BY THE SELLER

THE SELLER declares that it is the sole owner of the Shares and that these are free from any encumbrance, embargo, judicial measure, act or contract limiting the domain or any other burden or right granted to a third party. Notwithstanding this, THE SELLER undertakes to provide a warranty of title, according to the provisions set forth by Law, should this be required by THE BUYER.

ELEVEN.- COMMUNICATION TO THE COMPANY

Once the payment of the price of the Shares under the terms of sub-section 3.1 of this Contract has been verified, THE SELLER shall inform the company in writing of the transfer of the Shares to THE BUYER, so that the General Manager can record this transfer in the JPQ Share Records Book, cancel the Provisional Share Certificate in the name of THE SELLER and issue a Provisional Share Certificate in the name of THE BUYER.

TWELFTH.- WAIVER OF THE PREFERENTIAL RIGHT TO ACQUISITION

INCA TERMINALS is party to this contract for the purposes of recording its express waiver of exercising the preferential right to acquisition as established by the Ninth Article of JPQ’s Articles of Association with regard to Shares, and hereby authorizes their transfer and formalization in JPQ’s Shares Record Book.

THIRTEENTH.- AMENDMENTS

Any change, clarification, extension or termination of this Agreement shall necessarily be made in writing and must be signed by all Parties and recorded in a public instrument in order to be valid between the Parties and before third parties.

FOURTEENTH.- VALIDITY OF THE CONTRACT

This contract substitutes all verbal or written agreements between the parties and constitutes a complete contract between them, which contains all the obligations assumed by each, so it therefore replaces all prior agreements and previous documents, letters, declarations, intentions and commitments, whether written or verbal, between the parties with regards to the aforesaid purpose, even if they are not contradictory to this contract. In particular, the Option Contract and the Exploration Contract are left without effect by entering into this contract.

FIFTEENTH.- CONFLICT RESOLUTION

Any dispute or controversy arising from or related to this legal act will be resolved through Arbitration Law carried out by a court made up of three arbitrators in compliance with the Arbitration Rules of the Arbitration Center of the Cámara de Comercio de Lima, the decisions, regulations and administration of which are unconditionally binding upon the parties, who understand and accept them in full.

With regard to any intervention by ordinary judges and courts, should it be allowed by the rules applicable to the arbitration, the Parties expressly submit to the jurisdiction of the judges and courts of the city of Lima, waiving the jurisdiction to which they may be entitled because of their domiciles.

SIXTEENTH.- APPLICABLE LAW

The Parties submit to the provisions included in this Agreement and additionally, to the provisions of the Civil Code and any other provisions applicable to the Republic of Peru.

SEVENTEENTH.- SHAREHOLDERS’ AGREEMENT

THE BUYER, THE SELLER and INCA TERMINALS undertake to sign a Shareholders’ Agreement within sixty (60) calendar days as counted from the date of the present minutes, the purpose of which shall be to regulate their relationship as JPQ shareholders and, particularly, to implement the issues that are only conceptually discussed in this contract. The aforesaid agreement shall be logged in the JPQ Shares Record Book.

EIGHTEENTH.- RIGHTS OF SALE BY ACCOMPANIMENT (TAG-ALONG AND DRAG ALONG)

18.1

Tag Along Right

Should THE BUYER decide to transfer the entirety of its shares in JPQ to a third party (the Third-Party Purchaser) and receive a firm offer for the sale, once the procedures for exercising the different preferential rights have been complied with, THE SELLER shall have the irrevocable and exclusive right to sell, together and simultaneously with THE BUYER, to the Third-Party Purchaser the entirety of its shares in JPQ; and THE BUYER shall be under the obligation to ensure that the Third-Party Purchaser buys the shares from THE SELLER under the same terms offered to THE BUYER. The Shareholders’ Agreement referred to in the previous clause shall include this agreement, notwithstanding that it is already enforceable as from the signing of this document.

18.2

Drag Along Right

Should THE BUYER decide to transfer the entirety of its shares in JPQ to a third party (the Third-Party Purchaser) and receive a firm offer for the sale, once the procedures for exercising the different preferential rights have been complied with, THE BUYER shall have the irrevocable and exclusive right to oblige THE SELLER to simultaneously sell to the Third-Party Purchaser the entirety of its shares in JPQ; and THE SELLER shall be under the obligation to sell their shares to the Third-Party Purchaser under the same terms offered to THE BUYER. The Shareholders’ Agreement shall include this agreement, notwithstanding that it is already enforceable as from the signing of this document.

The rights conferred to the parties in this clause shall also be granted to THE BUYER by INCA TERMINALS, and to the latter for the former, under the same terms laid out in the previous paragraphs.

Should the provisions agreed in this clause not be respected, then any transfers of JPQ shares that have been made shall be rightfully null and void and may not be noted in the JPQ Share Records Book.

NINETEENTH.- COSTS

THE BUYER shall assume the notarial costs arising from this document.

TWENTIETH.- ANNEXES

The following are documents which form an integral part of this contract:

20.1

Annex A: Contract for the Transfer of Gypsum.

20.2

Annex B: List of Licenses, Authorizations and Permits for Puerto Bayovar.

20.3

Annex C: Structure of the Pre-Feasibility Study.

The Parties request that the Notary Public add the legal clauses and convert this contract into a public instrument.

Both Parties hereby express acceptance of its contents, in Lima, on the March 5, 2015.

INCA TERMINALS & MINING INC.	AGRIFOS PERÚ S.A.C.
Julio de Blas Caballero	Tomás Ernesto Guerrero Méndez
General Power of Attorney	General Manager

TRABAJOS MARITIMOS S.A.	JUAN PAULO QUAY S.A.C.
Alvaro Fernando Galindo Neumann	Alvaro Fernando Galindo Neumann
Executive Director	General Manager

ANNEX A

CONTRACT FOR THE TRANSFER OF GYPSUM

4.2 Payment

As payment for the transfer indicated in Clause Three of the AGREEMENT, the PURCHASER shall make the following payments in favor of MINING ASSETS:

a)

Initial Payment for the Concession

A payment in the amount of US$100,000.00 (One Hundred Thousand 00/100 United States Dollars) on the signing date of the AGREEMENT, which corresponds to its Financial Proposal plus legal taxes.

This payment has been made in accordance with the instructions communicated in a timely manner by PROINVERSIÓN to the SUCCESSFUL BIDDER.

MINING ASSETS must submit the proofs of payment that comply with the corresponding legal provisions.

b)

Biannual Deferred Payment

The PURCHASER shall make a biannual payment (every six months) during the mining exploitation of the CONCESSION, as a function of the tonnage extracted, in the following manner:

•

Gypsum Concession

US$0.60 (Financial Offer) per ton of gypsum extracted. The minimum obligatory production tonnages indicated in item number 4.1, letter b) of the present clause shall be taken as the basis for the minimum calculation. For the purposes of the first payment to be made at the beginning of the second year after the signing of the AGREEMENT, the basis of the calculation shall be a minimum of 20,000 MT (twenty thousand metric tons) of gypsum extracted per six-month period.

This payment shall be made from the beginning of the second year following the signing of the AGREEMENT (with respect to the previous semester), under the conditions indicated in letter b.1 below.

MINING ASSETS must submit the proofs of payment that comply with the corresponding legal provisions.

b.1

Settlement, payment and adjustment of the Deferred Payment

The Deferred Payment shall be accrued, settled and paid periodically on a biannual basis. The PURCHASER must make the Deferred Payments within thirty (30) days of the expiration of the corresponding semester. Payment shall be made in United States dollars via bank deposit to the account stipulated by MINING ASSETS, which must be provided within a period not less than 15 working days prior to the expiration of the corresponding semester, and based on the Extraction Declaration referred to in letter b.2 below.

Once the thirty-day (30) period mentioned above has expired without the PURCHASER having made the deposit in accordance with the Extraction Declaration, the PURCHASER shall automatically have fallen in arrears without any injunction of any type being required. From this point, interest shall accrue based on the highest active LIBOR 180-day rate + 6% as indicated on the REUTERS monitor at 11:00 a.m. on the last day of the period. In the event that the PURCHASER fails to make the Deferred Payment within sixty (60) days of the expiration of the aforementioned period, steps will be taken to execute the performance bond and to terminate the AGREEMENT, without any further procedure beyond that set forth in item number 12.2.

Biannual payments must coincide with the six-month period of the calendar year. For that reason, if necessary, the first period may have a duration of less than six (6) months, so that the second of the periods may coincide with the six-month period of the calendar year and the rest of the periods accruing sequentially in a like manner.

The Deferred Payment that could apply for the six-month periods of each calendar year may be adjusted upwards or downwards respectively. The PARTIES shall have the right to request these adjustments within a period of up to five (5) years after the semester that is the subject of the adjustment, as long as: (i) MINING ASSETS demonstrates to the PURCHASER using credible documentation that the original payment made was less than it should have been; or (ii) the PURCHASER proves via credible documentation that the amount originally paid was in excess of that which should in fact have been paid.

In such cases, the payment of the greater or lesser adjusted amount, as applicable, must be made (i) by the PURCHASER on the next ordinary biannual payment opportunity of the current year, or (ii) by the appointed collection entity, by deduction from the next ordinary biannual payment opportunity to be made by the PURCHASER in the current year.

In the event of any dispute with respect to the amount of the aforementioned payments, the procedure set forth in Clause Fourteen of the present AGREEMENT must be followed. The existence of a dispute in this respect shall suspend the obligation or deduction of payment of the disputed amount, as applicable, until such time as this matter is settled in accordance with the aforementioned procedure.

b.2

Supervision

From the time the Deferred Payment obligation takes effect, the PURCHASER must submit a Sworn Affidavit to MINING ASSETS containing the amount of mineral extracted or dispatched, enclosing the documentation supporting the amount of mineral extracted.

During April of each year, the PURCHASER must submit a copy of its audited financial statements and a copy of the Sworn Income Tax Declaration for the previous year to MINING ASSETS.

The PURCHASER must provide MINING ASSETS with the information it requires to allow it to verify the volumes of mineral extracted from the CONCESSION and its chemical analysis, with this authority including the right to physically verify the weights and perform its own chemical analyses.

In addition, MINING ASSETS may request any additional information from the PURCHASER that the PURCHASER may reasonably have and which is strictly necessary for supervisory purposes. The PURCHASER is obliged to submit the information required of it for that purpose.

MINING ASSETS shall have the right to appoint auditors at its own expense in order to review the financial information.

Submission on the part of the PURCHASER of false information to MINING ASSETS caused either by fraud or negligence in connection with the present section such as to negatively affect the amount that should be paid in respect of Deferred Payment shall be penalized by a fine in favor of MINING ASSETS equivalent to five (5) times the value of the unpaid difference as a consequence of the application of the aforementioned false information, this without prejudice to any personal liability attaching to the case. In the event of any dispute with respect to the falsity or otherwise of the information submitted, this shall be settled in accordance with the procedure set forth in Clause Fourteen of the present AGREEMENT.

In the event that the submission of false information (acknowledged as such by the parties or declared as such in the course of the dispute referred to in the preceding paragraph) is repeated on several occasions and is of a substantial nature, this circumstance shall constitute grounds for terminating the AGREEMENT, with the provisions set forth in item number 12.2 being applicable.

c)

Other Minerals

The PURCHASER shall in addition make a financial payment for the exploitation within the CONCESSION of any natural resource other than gypsum, exploitation being understood as that term as defined in item number 4.1.

If the materials are nonmetallic, their content in metric tons (MT) shall be converted into MT of gypsum (reference product) applying the following formula:

E = A x PA / PI

Where

E

: Equivalent weight in MT of product “A” in MT of reference product

A

: Additional weight of product “A”

PA

: Market price of additional product “A”

PI

: Market price of reference product “I”

If the extracted minerals are metallic, the amount of the deferred biannual payment shall be set at that time by the PARTIES in accordance with the applicable conditions as a function of the corresponding market for those minerals. In the event of any dispute, recourse shall be made to the conflict-resolution mechanisms set forth in the present AGREEMENT.

ANNEX B

LICENSES, AUTHORIZATIONS AND PERMITS FOR PUERTO BAYOVAR

1.

Declaration of Compliance for Port Facility No. 031-2009-DCIP-APN – Code PBIP.

2.

Port Security Certificate granted by the NPA.

3.

ISO 9001-2008 Certificate granted by ABS Quality Evaluations.

4.

Recognition of the Quality Certificate issued by the NPA.

5.

License to Function as issued by the Sechura Provincial Municipality.

6.

License issued by NPA No. 165-2015-APN/GG- Loading and Unloading Company.

7.

Authorization for Concession of an Aquatic Area – Directoral Resolution No. 0451-2003/DCG (this area is currently controlled by the NPA).

8.

Report No. 472-2003-SUNAT-3A1100 Extension of Primary Customs Zone.

ANNEX C

STRUCTURE OF THE PRE-FEASIBILITY STUDY

1.

Description and location of the Property.

2.

Accessibility, Climate, Local Resources, Infrastructure and Physiography.

3.

Background.

4.

Geology and Mineralization.

5.

Types of Deposits.

6.

Exploration.

7.

Perforation.

8.

Preparation of Samples, Analysis and Safety.

9.

Data Verification.

10.

Mineral Processing and Metallurgical Tests.

11.

Resources Estimate.

12.

Reserves Estimate.

13.

Mining Methods.

14.

Recovery Methods.

15.

Infrastructure.

16.

Studies and Contracts.

17.

Environmental Studies, Permits, Social and Community Impact.

18.

Capital and Operational Costs.

19.

Economic Analysis.

20.

Adjacent Properties.

21.

Commercialization Studies.

22.

Execution Plan.

23.

Interpretation and conclusions.

24.

Recommendations.

25.

References.